Exhibit 99.1

Rosetta Stone Inc. Reports Fourth Quarter 2014 Results and
Announces Strategy to Focus on Accelerating Enterprise and Education Growth

Enterprise & Education Segment Reports 20% Bookings Growth; Consolidated Adjusted EBITDA Up 66% to $12.7 million
Company Announces Cost Reductions and Strategic Realignment

ARLINGTON, VA — March 11, 2015 — Rosetta Stone Inc. (NYSE:RST), a world leader in technology-based learning solutions, today announced financial results for the fourth quarter 2014 and a reorganization to prioritize its focus on growing its Global Enterprise and Education (“E&E”) segment.
Fourth Quarter 2014 Financial Highlights

•	Increased total bookings by 15% to $96.6 million

•	Increased total revenues by 2% to $79.2 million

•	Posted Adjusted EBITDA of $12.7 million

•	Posted Net Loss of $21.5 million

•	Reported Global Enterprise & Education bookings growth of 20%, driven by E&E Literacy growth of 24%

•	Increased North America Consumer bookings of 18%, driven by 34% higher web channel sales; digital product mix increased to over 60%, up from 40% last year

•	Generated $16.2 million in free cash flow in the fourth quarter and ended the year with $64.7 million in cash with no debt outstanding
Steve Swad, President and Chief Executive Officer, said: “Today I am announcing an acceleration of our strategy and a prioritized focus on our Global E&E segment. Going forward, we will concentrate on addressing the needs of educators and corporations where we expect to see the most profitable long-term growth potential, recurring revenues from our customer base, and the attractive scale economics of a SaaS enterprise. We are taking immediate action to reorganize our business and lower our cost structure to reflect these changes, which we expect will accelerate revenue growth, enhance margins and increase cash flow.”
Swad continued: “The fourth quarter results increased in several key areas, culminating a year of meaningful improvements throughout our organization.  Two significant highlights this quarter were total bookings growth of 15% and Adjusted EBITDA growth of 66% compared to the fourth quarter a year ago.  In addition, E&E Literacy continued to demonstrate a strong growth trend, up 24% compared to the fourth quarter a year ago, on the strength of growth in new business as well as more than 90% renewal rates in the first year following the launch of the successful Lexia Reading Core5® product.  Balance sheet liquidity remained strong and we ended the year with $64.7 million in cash and zero debt.”
Additional details relating to this reorganization and realignment follow the discussion of fourth quarter highlights, below.

Fourth Quarter 2014 Operational Highlights

Revenue: Total revenue increased $1.5 million or 2% to $79.2 million from $77.7 million.  Global E&E segment revenue grew 51% in the fourth quarter compared with a year ago, primarily driven by acquisitions. North America Consumer ("NA Consumer") segment revenue decreased 11% to $48.0 million, primarily reflecting lower retail channel and call center channel performance, and lower paid online learner revenue.

US$ thousands, except for percentages

	Three Months Ended December 31,
	2014	2013	% change
Revenue from:
North America Consumer	$47,984	$53,999	(11)%
Rest of World Consumer	6,402	7,207	(11)%
Global Enterprise and Education	24,872	16,505	51%
Total	$79,258	$77,711	2%

Bookings: Total consolidated bookings in the fourth quarter increased 15% to $96.6 million from $84.0 million in the year-ago period. Bookings in the Global E&E segment increased 20% compared with a year ago.  Organic Global E&E segment bookings increased 2% versus a year ago. Inside this total, a 24% increase in bookings from E&E Literacy was nearly offset by a 2% organic bookings decline from E&E Language compared with the fourth quarter of 2013. While E&E Language renewal rates grew steadily throughout the year and benefitted from selling a complete suite of language solutions following the acquisition of Tell Me More in January 2014, the combined effects of lower prices in the NA Consumer segment and currency exchange rate impacts were estimated to impact growth by approximately seven percentage points. E&E Literacy bookings continued to grow at high rates due to strong acceptance in the marketplace and a high level of initial renewals and upsell. NA Consumer segment bookings increased 18% to $61.9 million from $52.6 million, representing a return to growth driven by a 34% increase in bookings from the web channel. Bookings from the retail and call center channels both continued to decline, partially offsetting the bookings growth from the web channel.

US$ thousands, except for percentages

	Three Months Ended December 31,
	2014	2013	% change
Bookings from:
North America Consumer	$61,873	$52,620	18%
Rest of World Consumer	5,867	7,300	(20)%
Global Enterprise and Education	28,827	24,067	20%
Total	$96,567	$83,987	15%

Net Loss: Net loss in the fourth quarter was $21.5 million, including a non-cash $18.0 million goodwill impairment charge associated with the NA Consumer segment, compared to $3.8 million a year ago.  Revenue increased $1.5 million in the quarter, but was mostly offset by a corresponding increase in cost of revenue of $1.4 million, resulting in an increase in gross profit of $0.1 million. The primary driver of the increase in the net loss was a $24.3 million increase in operating expenses, offset by an increase in an income tax benefit of $7.2 million.  The increase in the operating expenses was driven by the aforementioned non-cash $18.0 million goodwill impairment.  Sales and marketing expense increased $11.3 million due to increased promotional activity. This increase was partially offset by reductions in research and development ("R&D") and general and administrative ("G&A") expenses of $1.4 million and $3.9 million, respectively.

Adjusted EBITDA: Adjusted EBITDA in the fourth quarter was $12.7 million compared to $7.6 million a year ago. The increase was due to a $0.7 million increase in economic segment contribution, coupled with reductions in unallocated R&D expenses and G&A expenses of $1.2 million and $2.4 million, respectively, most of which was attributable to a reduction in bonus expense. The increase in total segment contribution was driven by a $0.9 million and a $0.4 million increase in segment contribution from the Global E&E segment and the Rest of World (“ROW”) Consumer segment, respectively, partially offset by a $0.6 million decrease in contribution from the NA Consumer segment. The improved contribution from the Global E&E segment is predominantly due to the $4.7 million of higher bookings compared with a year ago. The lower contribution from the NA Consumer segment is mostly due to the lower returns from higher selling and marketing costs of $9.6 million, versus a year ago, partially offset by higher bookings of $9.3 million.

Balance Sheet and Cash Flow: Cash at the end of the quarter was $64.7 million compared with $49.4 million at September 30, 2014, and $98.8 million at the end of the fourth quarter in 2013. Deferred revenue of $128.2 million increased $17.3 million in the quarter compared with $110.9 million at September 30, 2014 and increased $49.3 million compared with a balance of $78.9 million a year ago, reflecting the growth in Consumer sales of the 3-year online product offering as well as higher multi-year sales in E&E. Approximately 74% of this deferred revenue balance is short term and is expected to be recognized over the next 12 months. Free cash flow, which is defined as cash flow from operations minus cash used in purchases of property and equipment, was $16.2 million in the fourth quarter compared with $9.3 million a year ago. The increase in free cash flow reflects the higher Adjusted EBITDA as well as better working capital management.

Strategic Reorganization and Realignment to Focus on E&E
The Company is refocusing its corporate strategy and realigning resources around its Global E&E segment in order to pursue the most attractive opportunities for enhancing shareholder value. To accomplish this, the Company is prioritizing the needs of educators and corporations, where the most profitable growth potential is anticipated. This decision follows several months of close collaboration between management and a leading education consulting firm hired to perform a thorough review of Rosetta Stone’s strategy, with active oversight from the board. The Company will carry this focus over to the Consumer business as well, where it will focus on the more serious learner to complement the Global E&E segment and fully leverage the brand.
This program will lower costs and reduce global non-E&E headcount approximately 15%, resulting in annual expense reductions of approximately $50 million. Specifically, the Company’s expense optimization will target Consumer sales and marketing, Consumer product investment, and G&A costs. These cost savings will be reinvested into growing the Global E&E segment and are expected to largely offset declines in the Consumer segment. These actions will result in an estimated $7 million charge in the first quarter 2015, largely reflecting cash separation payments. In addition, the Company has recorded a non-cash charge of $18.0 million in the fourth quarter 2014 to impair the carrying value of goodwill associated with the NA Consumer segment.
In discussing the reorganization and realignment, Swad said: “Effective today, we are increasing the responsibility of Judy Verses, President of our Enterprise & Education segment, to include all of the functions necessary for success in the E&E marketplace. Specifically, Nick Macey, our Chief Product Officer, will now report to Judy. Nick Gaehde, who runs Lexia, is increasing his responsibilities to include the language portion of our K-12 business and will now lead our Literacy and Language business in the K-12 space. Rob Mercer, who previously ran E&E Language sales for the Americas, will assume responsibility for the Global Enterprise portion of the business, which includes the Americas, EMEA and China. In addition, our IT and Business Development teams will also now fall under Judy’s leadership. These changes are expected to enable stronger alignment between product development, marketing, sales and customer service, as well as capture integration opportunities, to ensure both success and accountability.”
In discussing the increased focus on E&E, Verses said: “Our reorganized team will have the people, capital and focus necessary to win in the Corporate and K-12 marketplace. With our successful acquisition of Lexia, we have witnessed the power of aligning all of the resources necessary to provide outstanding outcomes for customers in the E&E space. With the assets and capabilities of Rosetta Stone united behind our E&E business, we look forward to driving similar results with all our Enterprise and Education customers.”

Guidance

	Amount/Range	Commentary
Global E&E Bookings	$122MM to $130MM	8% to 15% Growth

Consolidated Adjusted EBITDA	$8MM to $12MM	Investment in Global E&E segment

Shares outstanding	~22MM	Investment in Global E&E segment

Capital Expenditures	$10MM to $12MM

Long-term effective tax rate	39%

Earnings Conference Call
In conjunction with this announcement, Rosetta Stone will host a conference call today at 5:30 p.m. ET during which time there will be a discussion of the results and the Company’s business outlook. Investors may dial into the live conference call using

1-201-689-8470 (toll / international) or 1-877-407-9039 (toll-free). The live webcast will also be available in the investor relations section of the Company’s website at http://investors.rosettastone.com.
A replay will be made available soon after the live conference call is completed and will remain available until midnight on March 18. Investors may dial into the replay using 1-858-384-5517 and passcode 13601732. The webcast replay will remain accessible in the investor relations section of the Company's website at http://investors.rosettastone.com.
Caution on Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and often include words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "seeks" or words of similar meaning, or future-looking or conditional verbs, such as "will," "should," "could," "may," "might, " "aims," "intends," or "projects." These statements may relate to: our revised business strategy; guidance or projections related to bookings, adjusted EBITDA, and other measures of future economic performance; the contributions and performance of our businesses including acquired businesses and international operations; projections for future capital expenditures; and other guidance, projections, plans, objectives, and related estimates and assumptions. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances might not occur. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our present expectations or projections. Some important factors that could cause actual results to differ materially from what we say in our forward-looking statements include: the risk that we are unable to execute our business strategy; declining demand for our language learning solutions; the risk that we are not able to manage and grow our business; the impact of any revisions to our pricing strategy; the risk that we might not succeed in introducing and producing new products and services; the impact of foreign exchange fluctuations; the adequacy of internally generated funds and existing sources of liquidity, such as bank financing, as well as our ability to raise additional funds; the risk that we cannot effectively adapt to and manage complex and numerous technologies; the risk that businesses acquired by us might not perform as expected; and the risk that we are not able to successfully expand internationally. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These and other risks and uncertainties are more fully described in the Company's filings with the U.S. Securities and Exchange Commission (SEC). We encourage you to review those documents before making any investment decision.
Non-GAAP Financial Measures

This press release also contains several references to non-GAAP financial measures.

•	Bookings represent executed sales contracts received by the Company that are either recorded immediately as revenue or as deferred revenue.

•
Adjusted EBITDA is GAAP net income/(loss) plus interest income and expense, other income/expense, income tax benefit and expense, depreciation, amortization and stock-based compensation expense, goodwill impairment plus the change in deferred revenue (excluding acquired deferred revenue) less the change in deferred commissions. In addition, Adjusted EBITDA excludes any items related to the litigation with Google Inc., restructuring and related wind down costs, severance costs and transaction and other costs associated with mergers and acquisitions as well as all adjustments related to recording the non-cash tax valuation allowance for deferred tax assets. Adjusted EBITDA for prior periods has been revised to conform to current definition.

•	Free cash flow is cash flow from operations minus cash used in purchases of property and equipment.

The definitions, GAAP comparisons, and reconciliation of those measures with the most directly comparable GAAP financial measures are available in this press release, which is posted on our website at www.rosettastone.com.

Management believes that these non-GAAP measures of financial results provide useful information to investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. Management uses these non-GAAP measures to compare the Company’s performance to that of prior periods for trend analyses, for purposes of determining executive incentive compensation, and for budgeting and planning purposes. Management believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other software and education-technology companies, many of which present similar non-GAAP financial measures to investors.

The Company urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures, which it includes in press releases announcing earnings information, including this press release, and not to rely on any single financial measure to evaluate the company’s business. Our non-GAAP measures may not be comparable to those used by other companies, and we encourage you to review and understand all our financial reporting before making any investment decision.

About Rosetta Stone
Rosetta Stone Inc. (NYSE: RST) is dedicated to changing the way the world learns. The Company's innovative technology-driven language, reading, and brain-fitness solutions are used by thousands of schools, businesses, government organizations and millions of individuals around the world. Founded in 1992, Rosetta Stone pioneered the use of interactive software to accelerate language learning. Today the Company offers courses in 30 languages, from the most commonly spoken (such as English, Spanish and Mandarin) to the less prominent (including Swahili, Swedish and Tagalog). Rosetta Stone has expanded beyond language and deeper into education-technology with its acquisitions of Livemocha, Lexia Learning, Vivity Labs, and Tell Me More. Rosetta Stone is based in Arlington, VA, and has offices around the world. For more information, visit www.rosettastone.com.
"Rosetta Stone" is a registered trademark or trademark of Rosetta Stone Ltd. in the United States and other countries.
Investors:
Frank Milano
ir@rosettastone.com
703-387-5876

Media Contact:
Michelle Alvarez
malvarez@rosettastone.com
703-387-5862

ROSETTA STONE INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(unaudited)

	As of December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$64,657	$98,825
Restricted cash	123	12,424
Accounts receivable (net of allowance for doubtful accounts of $1,434 and $1,000, respectively)	76,757	60,342
Inventory, net	6,500	6,639
Deferred sales commissions	10,740	6,079
Prepaid expenses and other current assets	5,038	6,215
Income tax receivable	464	197
Total current assets	164,279	190,721
Deferred sales commissions	4,362	1,809
Property and equipment, net	25,277	17,766
Goodwill	58,584	50,059
Intangible assets, net	34,377	29,006
Other assets	1,525	1,415
Total assets	$288,404	$290,776
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$19,548	$10,326
Accrued compensation	14,470	16,380
Obligations under capital lease	594	256
Other current liabilities	56,157	41,936
Deferred revenue	95,240	67,173
Total current liabilities	186,009	136,071
Deferred revenue	32,929	11,684
Deferred income taxes	1,554	9,022
Obligations under capital lease	3,154	217
Other long-term liabilities	1,313	2,539
Total liabilities	224,959	159,533
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value; 10,000 and 10,000 shares authorized, zero and zero shares issued and outstanding at December 31, 2014 and December 31, 2013, respectively	—	—
Non-designated common stock, $0.00005 par value, 190,000 and 190,000 shares authorized, 22,936 and 22,588 shares issued and 21,936 and 21,588 shares outstanding at December 31, 2014 and December 31, 2013, respectively	2	2
Additional paid-in capital	178,554	171,123
Accumulated loss	(102,998)	(29,292)
Accumulated other comprehensive (loss) income	(678)	845
Treasury stock, at cost, 1,000 and 1,000 shares at December 31, 2014 and December 31, 2013, respectively	(11,435)	(11,435)
Total stockholders' equity	63,445	131,243
Total liabilities and stockholders' equity	$288,404	$290,776

ROSETTA STONE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Revenue:
Product	$43,363	$49,705	$136,251	$156,792
Subscription and service	35,895	28,006	125,602	107,853
Total revenue	79,258	77,711	261,853	264,645
Cost of revenue:
Cost of product revenue	11,183	10,928	34,192	32,191
Cost of subscription and service revenue	4,753	3,554	18,862	13,523
Total cost of revenue	15,936	14,482	53,054	45,714
Gross profit	63,322	63,229	208,799	218,931
Operating expenses
Sales and marketing	52,508	41,200	173,208	146,104
Research and development	7,346	8,747	33,176	33,995
General and administrative	12,316	16,223	57,120	56,432
Impairment	18,134	—	20,333	—
Lease abandonment and termination	176	7	3,812	842
Total operating expenses	90,480	66,177	287,649	237,373
Loss from operations	(27,158)	(2,948)	(78,850)	(18,442)
Other income and (expense):
Interest income	4	12	17	117
Interest expense	(81)	(7)	(233)	(61)
Other income and (expense)	(355)	263	(1,129)	368
Total other income and (expense)	(432)	268	(1,345)	424
Loss before income taxes	(27,590)	(2,680)	(80,195)	(18,018)
Income tax (benefit) expense	(6,053)	1,168	(6,489)	(1,884)
Net loss	$(21,537)	$(3,848)	$(73,706)	$(16,134)
Loss per share:
Basic	$(1.01)	$(0.18)	$(3.47)	$(0.75)
Diluted	$(1.01)	$(0.18)	$(3.47)	$(0.75)
Common shares and equivalents outstanding:
Basic weighted average shares	21,327	21,353	21,253	21,528
Diluted weighted average shares	21,327	21,353	21,253	21,528

ROSETTA STONE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(21,537)	$(3,848)	$(73,706)	$(16,134)
Adjustments to reconcile net loss to cash provided by operating activities:
Stock-based compensation expense	1,294	3,012	6,762	9,241
Loss on foreign currency transactions	415	—	1,171	—
Bad debt expense	382	738	2,405	1,420
Depreciation and amortization	3,675	2,630	13,904	9,635
Deferred income tax expense (benefit)	(6,551)	658	(7,667)	(3,869)
Loss on disposal of equipment	3	32	184	278
Amortization of debt issuance costs	21	—	21	—
Loss on impairment	18,134	—	20,333	—
Net change in:
Restricted cash	8	(28)	(13)	(37)
Accounts receivable	(16,571)	(15,149)	(16,478)	(9,477)
Inventory	(307)	398	341	(108)
Deferred sales commissions	(1,279)	(2,173)	(7,268)	(4,245)
Prepaid expenses and other current assets	1,604	172	1,844	(878)
Income tax receivable	284	436	(147)	827
Other assets	(527)	65	446	(68)
Accounts payable	7,509	2,741	8,394	3,702
Accrued compensation	(3,718)	3,283	(4,494)	(897)
Other current liabilities	17,620	12,342	11,318	4,250
Other long term liabilities	(78)	152	459	481
Deferred revenue	18,347	6,341	48,864	13,947
Net cash provided by operating activities	18,728	11,802	6,673	8,068
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(2,509)	(2,526)	(9,736)	(8,941)
Decrease (increase) in restricted cash related to Vivity Labs acquisition	—	(12,314)	12,314	(12,314)
Acquisitions, net of cash acquired	—	—	(41,687)	(25,675)
Net cash used in investing activities	(2,509)	(14,840)	(39,109)	(46,930)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of stock options	23	78	669	2,457
Repurchase of shares from exercised stock options	—	—	—	(1,040)
Purchase of treasury stock	—	(11,435)	—	(11,435)
Proceeds from equity offering, net of issuance costs	—	—	—	(228)
Payment of financing fees	(381)	—	(381)	—
Payments under capital lease obligations	(113)	(28)	(593)	(241)
Net cash used in financing activities	(471)	(11,385)	(305)	(10,487)
Increase (decrease) in cash and cash equivalents	15,748	(14,423)	(32,741)	(49,349)
Effect of exchange rate changes in cash and cash equivalents	(452)	144	(1,427)	(16)
Net increase (decrease) in cash and cash equivalents	15,296	(14,279)	(34,168)	(49,365)
Cash and cash equivalents—beginning of period	49,361	113,104	98,825	148,190
Cash and cash equivalents—end of year	$64,657	$98,825	$64,657	$98,825

ROSETTA STONE INC.
Reconciliation of GAAP Net Loss to Adjusted EBITDA
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
GAAP net loss	$(21,537)	$(3,848)	$(73,706)	$(16,134)
Interest expense/(income), net	77	(5)	216	(56)
Other expense/(income)	355	(263)	1,129	(368)
Income tax expense/(benefit)	(6,053)	1,168	(6,489)	(1,884)
Depreciation and amortization	3,662	2,630	13,800	8,968
Depreciation related to restructuring	12	—	104	667
Impairment	18,134	—	20,333	—
Stock-based compensation	1,294	3,012	6,762	9,241
Other EBITDA adjustments	525	838	10,190	6,014
Change in deferred revenue	17,309	6,277	47,108	13,490
Change in deferred commission	(1,069)	(2,173)	(7,214)	(4,245)
Adjusted EBITDA*	$12,709	$7,636	$12,233	$15,693

*Adjusted EBITDA is GAAP net income or loss plus interest income and expense, other income/expense, income tax benefit and expense, depreciation, amortization, goodwill impairment, and stock-based compensation expenses, plus the change in deferred revenue excluding increases in deferred revenue from acquisitions less the change in deferred commissions. Adjusted EBITDA excludes any items related to the litigation with Google Inc., restructuring and related wind down costs, severance costs, and transaction and other costs associated with mergers and acquisitions. Adjusted EBITDA for prior periods has been revised to conform to the current definition.

ROSETTA STONE INC.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Net cash provided by operating activities	$18,728	$11,802	$6,673	$8,068
Purchases of property and equipment	(2,509)	(2,526)	(9,736)	(8,941)
Free cash flow *	$16,219	$9,276	$(3,063)	$(873)

* Free cash flow is cash flow from operations minus cash used in purchases of property and equipment.

ROSETTA STONE INC.
Reconciliation of Revenue to Bookings
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Global Enterprise & Education Segment
Segment revenue	$24,872	$16,505	$84,700	$60,209
Segment change in deferred revenue	3,955	7,562	28,478	16,093
Bookings*	$28,827	$24,067	$113,178	$76,302
North America Consumer Segment
Segment revenue	$47,984	$53,999	$153,003	$174,016
Segment change in deferred revenue	13,889	(1,379)	20,033	(2,143)
Bookings*	$61,873	$52,620	$173,036	$171,873
Rest of World Consumer Segment
Segment revenue	$6,402	$7,207	$24,150	$30,420
Segment change in deferred revenue	(535)	93	(1,403)	(460)
Bookings*	$5,867	$7,300	$22,747	$29,960

Total Revenue	$79,258	$77,711	$261,853	$264,645
Change in Deferred Revenue	17,309	6,276	47,108	13,490
Total Bookings*	$96,567	$83,987	$308,961	$278,135

* Bookings represent executed sales contracts received by the Company that are either recorded immediately as revenue or as deferred revenue. Bookings are calculated in total and at the operating segment level as revenue plus the change in deferred revenue.

Rosetta Stone Inc.
Business Metrics
(unaudited)

	Quarter-Ended				Year Ended	Quarter-Ended				Year Ended
	Mar 31 2013	Jun 30 2013	Sep 30 2013	Dec 31 2013	Dec 31 2013	Mar 31 2014	Jun 30 2014	Sep 30 2014	Dec 31 2014	Dec 31 2014
Net Bookings by Market (in thousands, except percentages)

NA Consumer	41,303	39,321	38,629	52,620	171,873	36,141	34,816	40,206	61,873	173,036
ROW Consumer	8,310	6,879	7,471	7,300	29,960	6,817	5,018	5,045	5,867	22,747
Worldwide Consumer	49,613	46,200	46,100	59,920	201,833	42,958	39,834	45,251	67,740	195,783

Global E&E	10,758	16,883	24,594	24,067	76,302	18,282	29,171	36,898	28,827	113,178
Total	60,371	63,083	70,694	83,987	278,135	61,240	69,005	82,149	96,567	308,961

YoY Growth (%)
NA Consumer	(1)%	5%	(9)%	(9)%	(4)%	(12)%	(11)%	4%	18%	1%
ROW Consumer	(34)%	(15)%	(29)%	(27)%	(27)%	(18)%	(27)%	(32)%	(20)%	(24)%
Worldwide Consumer	(9)%	2%	(13)%	(12)%	(8)%	(13)%	(14)%	(2)%	13%	(3)%

Global E&E	(2)%	(4)%	27%	47%	18%	70%	73%	50%	20%	48%
Total	(8)%	—%	(2)%	—%	(2)%	1%	9%	16%	15%	11%

% of Total Net Bookings
NA Consumer	68%	62%	55%	63%	62%	59%	50%	49%	64%	56%
ROW Consumer	14%	11%	10%	9%	11%	11%	7%	6%	6%	7%
Worldwide Consumer	82%	73%	65%	72%	73%	70%	58%	55%	70%	63%

Global E&E	18%	27%	35%	29%	27%	30%	42%	45%	30%	37%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

Revenue by Market (in thousands, except percentages)

NA Consumer	41,385	39,934	38,698	53,999	174,016	36,214	32,434	36,371	47,984	153,003
ROW Consumer	8,570	7,478	7,165	7,207	30,420	6,669	5,467	5,612	6,402	24,150
Worldwide Consumer	49,955	47,412	45,863	61,206	204,436	42,883	37,901	41,983	54,386	177,153

Global E&E	13,969	14,727	15,008	16,505	60,209	17,882	19,414	22,532	24,872	84,700
Total	63,924	62,139	60,871	77,711	264,645	60,765	57,315	64,515	79,258	261,853

YoY Growth (%)
NA Consumer	(4)%	8%	(3)%	2%	1%	(12)%	(19)%	(6)%	(11)%	(12)%
ROW Consumer	(30)%	(7)%	(28)%	(29)%	(24)%	(22)%	(27)%	(22)%	(11)%	(21)%
Worldwide Consumer	(10)%	5%	(8)%	(3)%	(4)%	(14)%	(20)%	(8)%	(11)%	(13)%

Global E&E	(1)%	(7)%	4%	5%	—%	28%	32%	50%	51%	41%
Total	(8)%	2%	(5)%	(1)%	(3)%	(5)%	(8)%	6%	2%	(1)%

% of Total Revenue
NA Consumer	65%	64%	64%	69%	66%	60%	56%	56%	61%	58%
ROW Consumer	13%	12%	11%	9%	11%	11%	10%	9%	8%	9%
Worldwide Consumer	78%	76%	75%	78%	77%	71%	66%	65%	69%	68%

Global E&E	22%	24%	25%	21%	23%	29%	34%	35%	31%	32%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

Prior period data has been modified where applicable to conform to current presentation for comparative purposes. Immaterial rounding differences may be present in this data in order to conform to Financial Statement totals.

	Quarter-Ended				Year Ended	Quarter-Ended				Year Ended
	Mar 31 2013	Jun 30 2013	Sep 30 2013	Dec 31 2013	Dec 31 2013	Mar 31 2014	Jun 30 2014	Sep 30 2014	Dec 31 2014	Dec 31 2014
Unit Metrics (in thousands, except percentages)

Product Unit Volume	141.8	148.6	157.7	233.5	681.6	132.6	130.4	166.4	313.7	743.1
Paid Online Learners	80.6	85.1	88.6	94.1	94.1	100.4	108.1	129.5	169.2	169.2

YoY Growth (%)
Product Units	(1)%	15%	8%	11%	8%	(6)%	(12)%	6%	34%	9%
Paid Online Learners	95%	75%	54%	38%	38%	25%	27%	46%	80%	80%

Average Net Revenue Per Unit ($)
Average Net Revenue per Product Unit	$312	$275	$250	$234	$263	$273	$238	$211	$147	$200
Average Net Revenue per Online Learner (monthly)	$26	$25	$24	$23	$25	$22	$19	$16	$15	$16

YoY Growth (%)
Average Net Revenue per Product Unit	(15)%	(14)%	(20)%	(15)%	(16)%	(13)%	(13)%	(16)%	(37)%	(24)%
Average Net Revenue per Online Learner	(7)%	(6)%	(1)%	(5)%	(30)%	(15)%	(24)%	(33)%	(35)%	(36)%

Revenues by Geography (in thousands, except percentages)

United States	52,791	52,163	51,012	67,485	223,451	49,410	46,637	51,592	64,431	212,070
International	11,133	9,976	9,859	10,226	41,194	11,355	10,678	12,923	14,827	49,783
Total	63,924	62,139	60,871	77,711	264,645	60,765	57,315	64,515	79,258	261,853

Revenues by Geography (as a %)
United States	83%	84%	84%	87%	82%	81%	81%	80%	81%	81%
International	17%	16%	16%	13%	18%	19%	19%	20%	19%	19%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

Prior period data has been modified where applicable to conform to current presentation for comparative purposes. Immaterial rounding differences may be present in this data in order to conform to Financial Statement totals.